Exhibit 99.1

       PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. COMPLETES
PURCHASE OF MEDALLION FOODS, INC.

St. Louis, MO, June 22, 2005. . .Ralcorp Holdings, Inc. (NYSE:RAH) announced today that it has completed the purchase of Medallion Foods, Inc., a leading manufacturer of value brand and private label corn-based chips and extruded corn products. Medallion had net sales of $42.8 million for the year ended December 31, 2004. For the remainder of the fiscal year, Ralcorp estimates the transaction will add $.01 to diluted earnings per share. That estimate assumes approximately $2 million annually in non-cash amortization of acquired intangibles. Medallion and its management team will continue operations at its headquarters in Newport, Arkansas where it employs approximately 270 people.

David P. Skarie, Co-Chief Executive Officer and President of Ralcorp Holdings, Inc., said: "Today, Medallion becomes a subsidiary of Ralcorp, operating as a part of the Ralston Foods cereal and snack businesses. By adding the Medallion Foods product line to our snack business, we remain focused on our long-term strategy of maximizing value to shareholders through continued growth of our Company."

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

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NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "likely," "anticipates," "intends," "plans," "expects," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, Ralcorp will not achieve the anticipated benefits of the Medallion Foods acquisition if Medallion Foods’ results of operations decline or actual amounts of intangible values and related amortization differ from Ralcorp’s initial estimates.